CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Margery B. Myers
Vice President, Corporate Communications and Public Relations
(781) 741-4019

Cara O'Brien - Investor Relations
Stephanie Sampiere - Media Relations
Financial Dynamics
(212) 850-5600

TALBOTS ANNOUNCES FOURTH QUARTER EARNINGS PER SHARE OF
$0.38, IN THE RANGE OF COMPANY EXPECTATIONS

Company Also Announces $1.81 EPS for Full Year, Compared to
Record $2.01 Reported for 2002

Company Optimistic for Healthy Spring Sales

        Hingham, MA, March 10, 2004 — The Talbots, Inc. (NYSE:TLB) today announced operating results for the thirteen-week and fifty-two week periods ended January 31, 2004, compared to the thirteen-week and fifty-two week periods ended February 1, 2003.

        Net income for the fourth quarter was $22.0 million, compared to $28.3 million for the fourth quarter of fiscal 2002. Earnings per share for the period decreased 21% to $0.38 per diluted share, compared to $0.48 per diluted share for the same period last year.

        Net sales in the fourth quarter were approximately even at $431.5 million, compared to $431.8 million last year. Retail store sales increased 2% to $371.3 million from $363.5 million last year. Included in retail store sales was a decrease in comparable store sales of 4.7% for the thirteen-week period ended January 31, 2004. Catalog sales decreased 12% to $60.2 million from $68.3 million in the prior year period, due to a combination of very lean inventories and reduced circulation.

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        For the fifty-two week period, net income was $104.7 million, a 13% decrease from the $120.8 million reported for fiscal 2002. Earnings per share decreased 10% to $1.81 per diluted share compared to $2.01 last year. Net sales increased 2% to $1,624.3 million versus $1,595.3 million last year. Retail store sales increased 3% to $1,384.9 million from $1,347.9 million in fiscal 2002. Included in retail store sales was a decrease in comparable store sales of 3.8% for the fifty-two week period. Catalog sales were down 3% to $239.4 million versus $247.4 million last year.

        Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We reported fourth quarter earnings per share of $0.38, in the range of our previously announced expectations and below last year’s level, due primarily to our very lean inventory position.”

        “For the full year, we achieved earnings per diluted share of $1.81, one penny below the First Call consensus estimate and compared to a record $2.01 reported last year. Although 2003 was somewhat challenging for our Company in terms of sales, our overall disciplined operating approach enabled us to sustain our healthy financial position and remain strongly profitable with net income at 6.4% of sales.”

                 “Further, we achieved other noteworthy accomplishments, including moving forward with our store expansion program. We opened a total of 96 new stores in fiscal 2003. Among these openings was the retail launch of Talbots Mens, with three new stores in the spring and three more in the fall. Another highlight of the year was the opening of our first-ever separate Talbots Collection store. This store features a more fashion forward, upper-layer assortment for women, and has been performing very well since its inception. As with Talbots Mens, we are taking our time and moving ahead methodically, but believe both concepts may represent future growth opportunities for Talbots,” Mr. Zetcher continued.

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                 “Regarding the 2004 spring season, we continue to be pleased with our customers’ positive response to our new assortments, as indicated by February’s 7.7% comp increase in our core Misses, Petites, Woman and Accessories & Shoes business. We feel our product is on track, and as planned, we are increasing our inventory levels and greatly expanding our marketing program in anticipation of continued strong demand.”

                 “Looking at the full year, we currently expect to open a total of approximately 75 new stores, with growth planned in each of our concepts. In addition, at this time our operating plan calls for an increase of at least 10% in net income in 2004.”

                 “In closing, with our new merchandise assortments, comprehensive marketing programs and, of course, our overall financial strength, we feel we are well positioned for a successful spring and full year,” concluded Mr. Zetcher.

        As previously announced, Talbots will host a conference call today, March 10, 2004 at 10:00 am local time to discuss fourth quarter and year-end results. To listen to the live web cast please log on to http://www.talbots.com/about/investor.asp. The call will be archived on its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until March 12, 2004. This call may be accessed by dialing (888) 567-0678.

        Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 986 stores – 496 Talbots Misses stores, including 20 Talbots Misses stores in Canada and five Talbots Misses stores in the United Kingdom; 270 Talbots Petites stores, including two Talbots Petites stores in Canada; 41 Talbots Accessories & Shoes stores; 68 Talbots Kids stores; 79 Talbots Woman stores, including one Talbots Woman store in Canada; seven Talbots Mens stores; one Talbots Collection store; and 24 Talbots Outlet stores. Its catalog operation circulated approximately 47 million catalogs worldwide in fiscal 2003. Talbots on-line shopping site is located at www.talbots.com.

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The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, comparable sales, earnings and EPS, and other financial performance or operating measures) constitutes forward-looking information. Our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. Our forward looking statements involve material known and unknown risks and uncertainties as to future events which may or may not occur, including, effectiveness of the Company’s brand awareness and marketing programs, effectiveness and profitability of new concepts including the Mens concept, effectiveness of its e-commerce site, acceptance of Talbots fashions, including its current Spring, Summer and Fall 2004 fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its Spring merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns, retail economic conditions including consumer spending, consumer confidence and a continued uncertain economy, and the impact of a continued highly promotional retail environment. In each case, actual results may differ materially from such forward-looking information. Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s Current Report on Form 8-K dated October 30, 1996 filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at 781-741-4500) as well as other periodic reports filed by the Company with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations”, and you are urged to carefully consider all such factors. In light of the substantial uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a guarantee or representation that such forward-looking matters will in fact be achieved. The Company assumes no obligation for updating or revising any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

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THE TALBOTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Dollar Amounts In Thousands Except Per Share Data)

	Fiscal Quarter Ended		Fiscal Year Ended

	January 31, 2004 (13 weeks)	February 1, 2003 (13 weeks)	January 31, 2004 (52 weeks)	February 1, 2003 (52 weeks)

Net Sales	$431,576	$431,801	$1,624,339	$1,595,325
Costs and Expenses
Cost of sales, buying and occupancy	284,340	281,905	1,001,684	963,501
Selling, general and administrative	111,708	103,791	453,067	435,757

Operating Income	35,528	46,105	169,588	196,067
Interest
Interest expense	495	838	2,402	3,262
Interest income	120	68	307	409

Interest Expense - net	375	770	2,095	2,853

Income Before Taxes	35,153	45,335	167,493	193,214
Income Taxes	13,183	17,000	62,810	72,455

Net Income	$ 21,970	$ 28,335	$ 104,683	$ 120,759

Net Income Per Share:
Basic	$ 0.39	$ 0.49	$ 1.85	$ 2.06

Assuming Dilution	$ 0.38	$ 0.48	$ 1.81	$ 2.01

Weighted Average Number of Shares of Common
Stock Outstanding (in thousands):
Basic	56,378	57,370	56,531	58,724

Assuming Dilution	57,771	58,622	57,901	60,191

Cash Dividends Paid Per Share	$ 0.10	$ 0.09	$ 0.39	$ 0.35

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands)

	January 31, 2004	February 1, 2003

Cash and cash equivalents	$ 85,655	$ 25,566
Customer accounts receivable - net	182,686	181,189
Merchandise inventories	170,447	175,289
Other current assets	57,366	53,854

Total current assets	496,154	435,898

Property and equipment - net	337,417	315,227
Intangibles - net	111,397	111,397
Other assets	13,424	9,403

TOTAL ASSETS	$958,392	$871,925

Accounts payable	$ 50,058	$ 48,365
Income taxes payable	15,043	11,590
Accrued liabilities	101,041	87,986

Total current liabilities	166,142	147,941

Long-term debt	100,000	100,000
Deferred rent under lease commitments	23,897	20,688
Deferred income taxes	10,540	2,921
Other liabilities	41,687	32,699
Stockholders’ equity	616,126	567,676

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$958,392	$871,925

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	January 31, 2004	February 1, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$104,683	$120,759
Depreciation	65,893	59,113
Deferred and other items	18,643	21,821
Changes in:
Customer accounts receivable	(1,373)	(8,938)
Merchandise inventories	5,403	8,913
Accounts payable	1,654	(569)
Income taxes payable	3,458	10,569
All other working capital	13,000	10,715

	211,361	222,383

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(89,505)	(99,155)
Proceeds from disposal of property and equipment	900	6

	(88,605)	(99,149)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock options	10,132	5,567
Cash dividends	(22,136)	(20,612)
Purchase of treasury stock	(51,338)	(101,488)

	(63,342)	(116,533)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	675	559

NET INCREASE IN CASH AND CASH EQUIVALENTS	60,089	7,260

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	25,566	18,306

CASH AND CASH EQUIVALENTS, END OF YEAR	$85,655	$25,566